Exhibit 99.1

Company Contact:
Erin Chapman
(425) 424-3324

NEAH POWER SYSTEMS NAMES MICHAEL SELSMAN
TO ITS BOARD OF DIRECTORS

Bothell, WA., October 12th, 2009 – NEAH Power Systems, Inc., (OTCBB: NPWZ) www.neahpower.com, the Company developing silicon based anaerobic and aerobic direct methanol fuel cells for the military, industrial and consumer markets, and renewable energy based Remote Area Power Supplies (RAPS) announced today that Michael Selsman, Principal of Public Communications Co., www.publiccommunications.biz, has joined the Company's board of directors.

"Michael Selsman is a welcome addition to our board," said Chris D'Couto, Neah CEO. He has represented our Company for the last six months during the period of our greatest growth, and now, as we are poised to introduce our unique, patented methanol-based, pollution-free fuel cells to the world markets, and uplist to the AMEX, his several decades of experience with publicly-traded companies will be of significant value to us."

"I am privileged to be asked to assist Neah Power in its mission to become one of the leading scientific and technological organizations dedicated to improving Planet Earth's ecology, and the lives of its inhabitants, through adoption of its proprietary discoveries," Selsman said.

Selsman is also president and CEO of Archer Entertainment Media Communications, Incorporated (AEMC)www.archeremc.com, an internet-focused entertainment-media hub, with production and distribution activities. Archer is co-presenting the Miss Thailand World Pageant 2009, on October 15-16. Archer co-sponsored the 1st Worldwide Comedy Film Festival, in Phuket, Thailand, this past June 8-11. Selsman has been an executive or producer at 20th Century-Fox, Paramount, MGM, Universal, and Samuel Goldwyn Productions, at Goldwyn Studios, an independent producer, a theatrical agent and public relations agent. Selsman has guest-lectured at schools and universities, including UCLA, USC, Pepperdine, Mount St. Mary's and Loyola.

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About NEAH Power

NEAH Power Systems, Inc. (NPWZ) is developing long-lasting, efficient and safe power solutions for the military, industrial and consumer electronic devices. NEAH uses a unique, patented, silicon-based design for its micro fuel cells that enable higher power densities, lower cost and compact form-factors. The company’s micro fuel cell system can run in aerobic and anaerobic modes, and is developing energy storage solutions based on its proprietary porous silicon technology.

Further company information can be found at www.neahpower.com.

Forward-Looking Statements
This press release contains forward looking statements and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. Factors that might cause such material difference include, among others, our limited operating history, potential research and prototype delays, difficulties in developing and commercializing new technologies.